EXHIBIT 10.22

May 13, 2005

Mad Catz Interactive, Inc.

Darren Richardson

President-CEO

7480 Mission Valley Road, Suite 101

San Diego, California, 92108

Dear Darren:

This binding agreement specifies the terms under which Mad Catz Interactive, Inc. (Mad Catz) will acquire exclusive rights from Mastiff, LLC (Mastiff) to distribute Pump It Up: Exceed in the US, Mexico and Canada.

The Products:

This agreement pertains to the products listed below (The Products)

Product		Format
Pump It Up: Exceed	Software Only –	Playstation 2
Pump It Up: Exceed	Software Only	X-Box
Pump It Up: Exceed	Software and Mat Bundle	Playstation 2
Pump It Up: Exceed	Software and Mat Bundle	X-Box
Pump It Up licensed Mats		X-Box and/or Playstation 2

Term:

Twelve (12) months from first ship by Mastiff to Mad Catz automatically extending for another six (6) months if total orders to Mastiff from Mad Catz for The Products, excepting Pump It Up licensed, Mats exceed [***] units.

Price and Minimum Order

Prices for The Products will be as follows

Title	Price

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

Pump It Up: Exceed Mat + Software Bundle (any format)	[***]
Pump It Up: Exceed Software Only (any format)	[***]
Pump it Up licensed mats	[***] of wholesale

Mad Catz shall place a Purchase Order with Mastiff within [***] working days of signing this agreement for a total of no less than [***] [***] units of any of The Products, of which at least [***] units must be in the X-Box format. X-box format units may either be bundled or software only units. Excluded from this [***] unit minimum order are Pump It Up licensed mats. All orders must be in units divisible by twelve (12).

It is understood by all parties that Mad Catz may purchase a reasonable number of Pump It Up licensed mats from Honey Bee Electronic International Ltd. of Hong Kong for release at the same time as initial shipment of The Products and that Mad Catz may also release its own non-licensed compatible mats in September of 2005.

Payments:

•	Upon signing of the Agreement, Mad Catz will make an advance payment to Mastiff of [***], fully recoupable against purchases.
•	Upon approval for manufacturing by the hardware makers, Mad Catz will make an advance payment to mastiff equal to [***] of the Mad Catz purchase order value, fully recoupable against purchases.
•	The balance of payment to Mastiff is to be made ten (10) working days after receipt of goods by Mad Catz. All payments are to be made by wire transfer. No taxes, fees, or other charges will be withheld from payment.
•	Payment for all subsequent orders of the product will be made [***] Cash in Advance, [***] ten (10) working days after Receipt of Goods.
•	Payment for all Pump It Up licensed mats shipped within a quarter shall be made within ten (10) working days of the end of that quarter.
•	Shipping is FOB Mastiff Games designated shipping point.
•	Mad Catz will provide Mastiff with an account list detailing unit order and location.

Allowances and Returns:

•	Co-Op: Mastiff will reimburse Mad Catz for advertising and marketing expenses for up to [***] of payments received and actual spending is documented. Reimbursement will be made on a quarterly basis.
•	Mark Down: Mastiff will reserve [***] of net purchases for markdowns (price protection) of The Products to be paid to Mad Catz on verification of the price protection event. Parties will have quarterly reviews of sell through results and mutually agree to make any reductions in the retail selling price of the Products.
•	Defective Returns: On a quarterly basis Mastiff will exchange merchandise found to be defective by Mad Catz and Mastiff with new, identical merchandise. Under absolutely no circumstances, except those listed below under Catastrophic Manufacturing Failure, will Mastiff be required to refund to Mad Catz any monies received for merchandise found to be defective.

[*] CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

•	Catastrophic Manufacturing Failure: Should [***] or more of merchandise be found to be defective by Mad Catz and Mastiff then Mastiff will fully refund the purchase price actually paid to Mastiff by Mad Catz for such defective merchandise.
•	Mastiff is free to resell or otherwise dispose of any merchandise returned to it as defective through any channel it may choose, except that Mastiff shall not sell such defective Products to Mad Catz’ customers who have previously purchased the Products without first obtaining Mad Catz written permission. It will, however, give Mad Catz rights of first refusal to purchase returned software for resale as used.

Territory and Exclusivity

•	Mastiff grants Mad Catz exclusive rights to distribute The Products in the US, Canada, and Mexico during the term of this agreement. These rights are granted exclusively to Mad Catz, except as noted above under Allowances And Returns with regard to returned software.

Mastiff Obligations:

1.	Conduct a PR campaign to raise awareness of and interest in The Products
2.	Fund an advertising campaign of at least [***]. Mastiff shall provide proof of performance.
3.	Provide sales tools including a package and sell sheet
4.	Allow Mad Catz a reasonable opportunity to participate in the creative process to the extent that the key art (title graphics, illustrations, and images) will be used for the corresponding dance mat packaging to be sold by Mad Catz.
5.	Make a commercially reasonable effort to ship The Products for retail sales in August 2005.

Mad Catz Obligations:

1.	Actively promote sales of The Products to the accounts with such tools as sales calls, personal visits, product demonstrations and presentations.
2.	Allow Mastiff representative to attend key account sales presentations to promote the Pump It Up brand.
3.	Maintain an up-to-date mailing list of current and prospective accounts in the Territory and supply it to Mastiff on a monthly basis if requested.
4.	Supply Mastiff with information including call reports, forecasts and other reports and data, as well as weekly warehouse inventory of Mad Catz and sell through of Mastiff’s products by Mad Catz’s accounts, upon request by Mastiff, and keep Mastiff informed as to acceptance of the Products in the Territory.

[*] CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Section X.    REPS AND WARRANTIES

Mastiff represents and warrants that all the Products shall (i) conform strictly to its specifications; (ii) be free from material defects in design, material, and workmanship when used for their proper and intended purposes; and (iii) that the Products are free from all liens, encumbrances, and other claims against title, as of the date this Agreement is executed and that Mastiff will never voluntarily give a lien, encumbrance or other claim against title. In the event an involuntary claim against title arises, Mastiff will immediately notify Mad Catz and use it best efforts to remove such lien and minimize any harm of disruption to Mad Catz’ business. Andamiro Company Limited has licensed certain intellectual property contained the Products to Mastiff, which license should not effect the terms of this Agreement

Mastiff hereby represents and warrants that all of the Products sold hereunder by it to Mad Catz, its successors or assigns, are and will be free and clear of infringement of any valid patent or trademark; and Mastiff agrees to defend any and all actions and suits, alleging any such infringement, that may at any time be brought against Distributor, or its successors or assigns, or any of its or their customers, to pay all costs and expenses incurred and to satisfy all judgments and decrees against the defendant or defendants in such actions or suits, and to save Mad Catz, its successors and assigns, and its and their customers, harmless from all loss, damage, expense and liability on account of any such infringement.

Section X.    INSURANCE

Mastiff shall furnish Mad Catz with a Certificate of Insurance, evidencing Product Liability Coverage with protection extending in at least 2 Million dollars per occurrence. Mad Catz shall be a named insurer on said policy. Such insurance shall cover all Products sold by Mastiff to Mad Catz and shall be maintained for a period of two years after the expiration or termination of this Agreement.

Section X.    INDEMNITY

Mastiff shall defend and indemnify Mad Catz and shall hold Mad Catz harmless against all claims, losses, liabilities, damages, expenses and costs, including, without limitation, any and all fees for attorneys, expert witnesses and litigation costs, and including costs incurred in the settlement or avoidance of any such claim which result from or arise out of any claim or challenge to the packaging, trademarks, or other intellectual property of the Products.

Section X.    ADVERTISING, PROMOTIONS, TRADEMARKS AND COPYRIGHTED MATERIAL

X.1    Mastiff agrees to provide sample quantities of current or new sales literature, artwork, advertising materials, promotional plans and other information or programs reasonably related to this Agreement.

X.2    Mastiff will provide Mad Catz with appropriate marketing materials.

[*] CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

X.3    Mastiff hereby grants Mad Catz a revocable license to reproduce materials provided to Mad Catz by Mastiff as is reasonable for promotion, demonstration, sale and support of the Products, including but not limited to posting such materials on the Internet, Intranet, or Web, with prior approval from Mastiff.

Section X.    ASSIGNMENT

Mad Catz shall have the right, at its election, to assign any of its rights or delegate its obligations hereunder, in whole or in part.

IN WITNESS WHEREOF, it is hereby expressly understood and agreed that this Agreement is a legally binding contract between the parties and that each of the parties hereto has caused this Agreement to be executed by its duly authorized representative as of the Effective Date.

Mad Catz Interactive, Incorporated

By:

Name:

Title:

Date:

Mastiff, LLC.

By:

Name:

Title:

Date: